EXHIBIT 99.1


             California Pizza Kitchen Announces Financial
                Results for the First Quarter of 2007

    LOS ANGELES--(BUSINESS WIRE)--May 10, 2007--California Pizza Kitchen, Inc. (Nasdaq: CPKI) today reported revenues and net income for the first quarter ended April 1, 2007. Highlights for the first quarter of 2007 relative to the same quarter a year ago were as follows:

    --  Total revenues grew 15.2% to $149.4 million

    --  Comparable restaurant sales increased 4.7%

    -- Net income of $3.6 million, or $0.18 per diluted share, including the effect of $0.02 per diluted share of incremental compensation expense related to accelerated restricted stock vesting

    -- Net income of $4.0 million, or $0.20 per diluted share, excluding the effect of $0.02 per diluted share of incremental compensation expense related to accelerated restricted stock vesting

    Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, "During the first quarter, we delivered one of the strongest comparable restaurant sales and traffic count increases in our sector despite a mixed economy and unfavorable weather patterns across many parts of the country. We consider this a testament to our creative offerings across the entire menu, our exceptional service and the lifestyle component of the CPK brand."

    Average weekly sales for the Company's 168 full service restaurants increased 4.1% to $65,904 for the first quarter of 2007 compared to $63,293 for the same quarter last year.

    In the first quarter of 2007, the Company added two new full service restaurants in Austin, Texas and San Francisco, California as well as two CPK/ASAP restaurants in Anaheim, California and Kailua, Hawaii. The Company's franchise partner WDI Corporation also opened its second full service restaurant in Japan.

    Rosenfield and Flax continued, "We are fortunate to have numerous levers at our disposal to increase stockholder value including restaurant development, domestic and international franchising and our licensing agreement with Kraft. New full service restaurant openings will continue to be our focus in 2007, although the growth of Kraft's CPK-branded business is becoming a larger component of our financial model. Together with international franchising, we are uniquely positioned in the global marketplace to leverage our brand."

    For the second quarter of 2007, the Company has added one full service restaurant and one domestic franchise and expects to add another full service restaurant and one international franchise location. These openings, together with a comparable restaurant sales increase of 5.0%-6.0%, are expected to result in second quarter earnings per diluted share of $0.34-$0.36.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.23. As of May 10, 2007 the Company operates, licenses or franchises 212 restaurants, of which 181 are company-owned and 31 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

    Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


     Selected Unaudited Consolidated Financial and Operating Data
    (Dollars in thousands, except for per share and operating data)


                                                      Quarter Ended
                                                   April 1,  April 2,
                                                     2007      2006
                                                   --------- ---------

 Statement of Income:

 Revenues:
 Restaurant sales                                  $147,844  $128,518
 Royalties from Kraft licensing agreement               712       535
 Domestic franchise revenues                            523       506
 International franchise revenues                       287       139
                                                   --------- ---------
 Total revenues                                     149,366   129,698

 Costs and expenses:
 Food, beverage and paper supplies                   36,376    32,168
 Labor (1)                                           56,199    47,627
 Direct operating and occupancy                      28,695    25,294
                                                   --------- ---------
 Cost of sales                                      121,270   105,089

 General and administrative (2)                      12,790    10,355
 Depreciation and amortization                        8,541     6,971
 Pre-opening costs                                    1,350       633

                                                   --------- ---------
 Total costs and expenses                           143,951   123,048

 Operating income                                     5,415     6,650

 Other income:
 Interest income                                         86       224
                                                   --------- ---------
 Total other income                                      86       224
                                                   --------- ---------

 Income before income tax provision                   5,501     6,874
 Income tax provision                                 1,904     2,268
                                                   --------- ---------
 Net income                                          $3,597    $4,606
                                                   ========= =========

 Net income per common share:
 Basic                                                $0.19     $0.23
 Diluted                                              $0.18     $0.23

 Shares used in computing net income per common share (in thousands):

 Basic                                               19,372    19,680
 Diluted                                             20,003    20,290

 Operating Data:
 Restaurants open at end of period                      210       190
 Company-owned full service restaurants open at
  end of period                                         168       153
 Average weekly company-owned full service
  restaurant sales                                  $65,904   $63,293
 18-month comparable company-owned restaurant
  sales increase                                        4.7%      6.4%

 ---------------------------------------------------------------------
 (1) Labor expense for the three months ended April 1, 2007 includes approximately $219,000 of stock-based compensation compared to $230,000 in the three months ended April 2, 2006.

 (2) General and administrative expense for the three months ended April 1, 2007 includes approximately $2.1 million of stock-based compensation compared to $1.2 million in the three months ended
  April 2, 2006.


                                                  Quarter Ended
                                             April 1,       April 2,
                                               2007          2006
                                           -------------  ------------

  Statement of Income Percentages (1):

  Revenues:
  Restaurant sales                                 99.0%         99.1%
  Royalties from Kraft licensing
   agreement                                        0.5%          0.4%
  Domestic franchise revenues                       0.3%          0.4%
  International franchise revenues                  0.2%          0.1%
                                           -------------  ------------
  Total revenues                                  100.0%        100.0%

  Costs and expenses:
  Food, beverage and paper supplies                24.6%         25.0%
  Labor (2)                                        38.0%         37.1%
  Direct operating and occupancy                   19.4%         19.7%
                                           -------------  ------------
  Cost of sales                                    82.0%         81.8%

  General and administrative (3)                    8.6%          8.0%
  Depreciation and amortization                     5.7%          5.4%
  Pre-opening costs                                 0.9%          0.5%

                                           -------------  ------------
  Total costs and expenses                         96.4%         94.9%

  Operating income                                  3.6%          5.1%

  Other income:
  Interest income                                   0.1%          0.2%
                                           -------------  ------------
  Total other income                                0.1%          0.2%
                                           -------------  ------------

  Income before income tax provision                3.7%          5.3%
  Income tax provision                              1.3%          1.7%
                                           -------------  ------------
  Net income                                        2.4%          3.6%
                                           =============  ============

  (1) Percentages are expressed as a percentage of total revenues, except for cost of sales which is expressed as a percentage of restaurant sales.

  (2) Labor percentage includes approximately 10 basis points of stock-based compensation in the three months ended April 1, 2007 compared to 20 basis points in the three months ended April 1, 2006.

  (3) General and administrative percentage includes approximately 140 basis points of stock-based compensation in the three months ended April 1, 2007 compared to 90 basis points in the three months ended April 1, 2006.


            Selected Consolidated Balance Sheet Information
                        (Dollars in thousands)


 Selected Consolidated Balance                 April 1,   December 31,
 Sheet Information                              2007         2006
                                             ------------ ------------

 Cash and cash equivalents                        $8,933       $8,187
 Total assets                                    316,411      310,513
 Stockholders' equity                            216,222      208,343



                    California Pizza Kitchen, Inc.
                            Units Summary


                  Total Units at                        Total Units at
                  --------------                        --------------
 First Quarter     December 31,                            April 1,
  2007                 2006      Opened Acquired Closed      2007
 ---------------  -------------- ------ -------- ------ --------------
 Company-owned
  full service
  domestic                  166      2        -      -            168
 Company-owned
  ASAP domestic               9      2        -      -             11
 Company-owned
  LA Food Show                1      -        -      -              1
 Franchised
  domestic                   16      -        -      -             16
 Franchised
  international              13      1        -      -             14
                  ----------------------------------------------------
 Total                      205      5        -      -            210
                  ====================================================


    CONTACT: California Pizza Kitchen, Inc.
             media, Sarah Grover, or investors, Sue Collyns
             310-342-5000